Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 4th day of July, 2018.

B E T W E E N:

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(“DIRTT” or the “Corporation”)

- and -

GEOFF KRAUSE, of Calgary, Alberta

(the “Executive”)

RECITALS:

A.	DIRTT has employed the Executive pursuant to an executive Employment Agreement, made as of June 4, 2018.
B.

DIRTT wishes to continue to employ the Executive, the Executive wishes to continue employment with DIRTT, and the parties wish to enter into this Amended and Restated Executive Employment Agreement to confirm in writing their rights and obligations in respect of the Executive’s employment by the Corporation.

B.	The parties agree that their employment relationship will be governed by the terms and conditions of this Amended and Restated Executive Employment Agreement as of the date hereof.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Executive Employment Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.            Definitions

In this Executive Employment Agreement,

(a)	“ABCA” means the Business Corporations Act (Alberta) as may be amended from time to time and any successor legislation thereto.

(b)	“Accrued Entitlements” has the meaning set out in Section 9(a)(iv).

(c)	“Affiliate” means an affiliated body corporate within the meaning of the ABCA.

(d)

“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Sections are to sections in this agreement.

(e)	“Board” means the Board of Directors of the Corporation.

(f)	“Bonus” has the meaning set out in Section 5(c).

(g)

“Business” means the business of DIRTT and its Affiliates as currently conducted and as proposed to be conducted, which uses proprietary 3D software to design, manufacture and install fully customized, prefabricated interiors (and includes, for greater certainty and without limitation: (x) the following which can integrate with interior wall solutions: (i) plug’n’play pre-fabricated modular network data cable distribution, (ii) plug’n’play prefabricated electrical power cable distribution, (iii) custom pre-fabricated modular case goods, and (iv) pre-fabricated low-profile flooring; and (y) the development and sale of 3D computer aided design configuration software to third parties for design, ordering and manufacturing) with manufacturing facilities in Phoenix, Arizona, Savannah, Georgia, Kelowna, British Columbia, and Calgary, Alberta, and distribution partners throughout North America, the United Kingdom, the Middle East and Asia.

(h)	“CEO” means the Chief Executive Officer (or the Interim Chief Executive Officer) of the Corporation.

(i)	“Change of Control” means any one or more of the following:

(i)

the sale of all or substantially all the assets of the Corporation, except that no change in control will be deemed to occur if such sale is made to an Affiliate, subsidiary or subsidiaries of the Corporation;

(ii)

a merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Corporation’s shareholders receive less than 51% of the shares of the new or continuing company that are issued and outstanding upon completion of such transaction or series of transactions, except no Change in Control will be deemed to occur if such merger, amalgamation or arrangement occurs only with an Affiliate, subsidiary or subsidiaries of the Corporation; or

(iii)

the acquisition, directly or indirectly, through one transaction or a series of transactions, by any single person or company, of an aggregate of more than 50% of the issued and outstanding common shares of the Corporation.

(j)

“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Affiliates.

(k)	“Corporation” means DIRTT and if the context so requires, any Affiliate thereof.

(l)	“Distribution Partner” means a Person engaged in the sale of DIRTT products or services.

(m)	“ESC” means the Employment Standards Code (Alberta), as may be amended from time to time and any successor legislation thereto.

(n)	“Just Cause” means any act or omission which would be considered by a court of competent jurisdiction to amount to just cause at common law.

(o)	“Materials” has the meaning set out in Section 15(a).

(p)	“Option” means an option to purchase common shares of DIRTT, granted pursuant to the Option Plan.

(q)	“Option Plan” means the Amended and Restated Incentive Stock Option Plan dated March 15, 2011 of DIRTT and as amended and restated from time to time by the shareholders of the Corporation.

(r)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

(s)	“Restricted Period” means twelve (12) months from the Termination Date.

(t)	“Salary” has the meaning set out in Section 5(a).

(u)

“Severance Period” means, beginning as at the Termination Date, twelve (12) months plus one month for each full or partial year of the Executive’s employment with the Corporation, commencing on the Start Date, and shall be a maximum of eighteen (18) months.

(v)	“Start Date” means June 4, 2018.

(w)	“Term” has the meaning set out in Section 4.

(x)	“Termination Date” has the meaning set out in Section 8(b).

2.            Employment of the Executive

This Amended and Restated Executive Employment Agreement shall be effective as of the date hereof. Commencing on the Start Date, the Executive shall serve as the Chief Financial Officer of the Corporation. The Executive shall report directly to the CEO and shall perform such duties as are set forth in the applicable position descriptions adopted by the Board from time to time, and such other duties as the Executive shall reasonably be directed to perform by the CEO from time to time. The Executive hereby agrees to serve as a director or officer of an Affiliate of the Corporation as may be requested from time to time by the Board.

3.            Performance of Duties

During the Term, the Executive shall devote substantially all of his full time and attention to the affairs of the Corporation and shall faithfully, honestly and diligently serve the Corporation and shall use his best efforts to promote the interests of the Corporation.

4.            Employment Period

The Executive’s employment with the Corporation under this Agreement shall commence on the Start Date and shall continue indefinitely until terminated in accordance with Section 8. The period of the Executive’s employment under this Agreement shall be defined as the “Term”.

5.            Remuneration

(a)	Basic Remuneration. For his services under this Agreement, the Corporation shall pay the Executive at a gross annual salary rate (the “Salary”) (before deductions and other withholdings) of $300,000. The Salary shall be paid in accordance with the Corporation’s usual payroll practices and in accordance with applicable law.

(b)

Benefits. The Corporation shall provide to the Executive eligibility to participate in its group insured benefit plans as provided from time to time by the Corporation to its executives in accordance with, and subject to, the terms and conditions of such plans. These benefits may be amended from time to time without advance notice.

(c)

Bonus. During the Term, the Executive will be eligible for an annual cash bonus (the “Bonus”) under the Corporation’s Variable Pay Plan (“VPP”), in accordance with and subject to the terms and conditions thereof. The annual target rates for the Bonus will be determined by the Board in its sole discretion, save and except that for 2018, the Bonus will be up to 50% of Salary at target and of up to a maximum of 67% of Salary above target. Any Bonus payment is subject to the achievement of applicable performance objectives as set and evaluated by the Board under the VPP, in its sole discretion. The Bonus, if any, will be paid to the Executive in cash following the completion of the Corporation’s final financial audit.

(d)

Long-Term Incentive Plan. During the Term, the Executive will be eligible for equity grants under the Corporation’s Long-Term Incentive Plan (“LTIP”), in accordance with and subject to the terms and conditions thereof. Equity grants, if any, will be determined by the Board at its sole discretion, save and except that for 2018, as soon as practicable following the Start Date, the Executive shall receive a grant under the Corporation’s LTIP equal to $210,000 in value, subdivided as follows: (i) 50% in stock options, granted under the Corporation’s Amended and Restated Stock Option Plan; and (ii) 50% in performance share units, awarded under the Corporation’s Performance Share Unit Plan. All grants made under this Section are subject to the final approval of the Board and applicable securities legislation. If the Corporation is unable to issue such stock options or performance share units under the LTIP, and the Corporation subsequently concludes a transaction with a third party, the Board will consider providing the Executive with additional compensation for any foregone value, the amount of which shall be determined by the Board in its sole discretion, acting reasonably.

(e)	Employee Share Purchase Plan. The Executive shall be eligible to participate in the Corporation’s Employee Share Purchase Plan pursuant to the terms and conditions thereof.

6.            Expenses

The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses, which are approved by the CEO (in writing), incurred or paid by the Executive in the performance of the Executive’s duties upon presentation of expense statements or other supporting documentation as the Corporation or the CEO may reasonably require. At the Executive’s request, the Corporation shall furnish the Executive with a corporate credit card for such expenses. The Corporation shall also make parking available to the Executive at his place of work at no charge to the Executive.

7.            Vacation

The Executive shall be entitled to accrue with service vacation at the rate of four (4) weeks per calendar year (inclusive of ESC minimum vacation entitlements). Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operations. The Executive must take at least the minimum annual vacation earned under the ESC, in each year of the Term. The first days or weeks of vacation taken in a calendar year will be deemed to be on account of vacation accrued in accordance with the minimum standards of the ESC. The Executive may carry forward up to one (1) week of vacation earned in a calendar year for use in the first quarter of the following calendar year; any such vacation carried over must be used in full within that quarter of that following calendar year, failing which it will be forfeited without compensation in lieu or any other entitlement (subject only to the minimum standards of the ESC).

8.            Termination

(a)	Notice. The Executive’s employment hereunder:

(i)	may be terminated by the Corporation at any time for Just Cause, without notice and without further obligation, other than as set out in Section 10 of this Agreement;

(ii)	will terminate automatically upon the death of the Executive;

(iii)	may be terminated by the Corporation at any time without Just Cause, without prior notice and without any obligation to the Executive except as set out in Section 9 of this Agreement; or

(iv)	may be terminated by resignation of the Executive upon two (2) months’ prior written notice to the Board.

(b)	Effective Date of Termination. The effective date on which the Executive’s employment hereunder shall be terminated (the “Termination Date”) shall be:

(i)	in the case of termination under Section 8(a)(i) or Section 8(a)(iii), the day specified by the Corporation in writing;

(ii)	in the case of the death of the Executive under Section 8(a)(ii), the date of death; or

(iii)	in the case of resignation under Section 8(a)(iv), the last day of the applicable notice period referred to therein.

On the Termination Date, the Executive shall, (A) resign from all offices and directorships held by him in the Corporation and in its Affiliates, and agree to execute forthwith such resignations or other documentation, if any, as may be necessary to give effect thereto, (B) deliver to the Corporation all Materials in the Executive’s possession or under the Executive’s control, and (C) deliver to the Corporation all keys, access cards, business cards, credit and charge cards issued to him by or on behalf of the Corporation or any Affiliate.

9.            Rights on Termination (without Just Cause)

Upon termination of the Executive’s employment without Just Cause, the following provisions shall apply:

(a)

The Executive shall receive from the Corporation, in full satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments or benefits to which the Executive may otherwise be entitled, whether pursuant to the ESC, common law, tort or otherwise:

(i)	payment of the Executive’s accrued but unpaid Salary up to the Termination Date;

(ii)	reimbursement of all expenses incurred in accordance with Section 6 up to the Termination Date;

(iii)	provision of all benefits up to the Termination Date;

(iv)	payment of the Executive’s accrued but unused vacation entitlement up to the Termination Date (subsections (i) through (iv) are hereinafter collectively referred to as the “Accrued Entitlements”);

(v)	Salary continuance for the Severance Period, to be paid in equal monthly installments over the Severance Period; and

(vi)

if a Bonus is paid out to other executives of the Corporation for the year in which the Termination Date occurs, the Executive shall receive a pro-rata share of the Bonus based on the months of the year the Executive was employed by the Corporation, such amount to be paid in accordance with Section 5(c).

(b)

The payments to the Executive pursuant to this Section 9 are conditional on the Executive’s compliance with the obligations set out in Sections 12, 13, 14 and 15 of this Agreement and, if such payments are in excess of the minimum entitlements under the ESC, the Executive’s execution and delivery to the Corporation of a release of claims, in a form and with content satisfactory to the Corporation.

10.            Rights on Termination (Just Cause, Death or Resignation)

Upon resignation by the Executive, the Executive’s Death or termination for Just Cause at any time, the Executive shall be entitled only to the Accrued Entitlements.

11.            Rights on Change of Control

(a)

Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs within one (1) year of the Executive’s Start Date, and the Executive’s employment is terminated by the Corporation without Just Cause or the Executive provides the Board with two (2) weeks’ written notice of resignation for any reason within sixty (60) days following the Change of Control, then in replacement of, and expressly not in addition to, the payments and benefits referred to in Sections 9(a) and 10 above, the Executive shall receive from the Corporation, in full satisfaction of any and all entitlements that the Executive may have to notice of termination or payment in lieu of such notice, severance pay and any other payments or benefits to which the Executive may otherwise be entitled, whether pursuant to the ESC, common law, tort or otherwise:

(i)	the Accrued Entitlements;

(ii)	a lump sum payment equal to twelve (12) months of the Salary; and

(iii)

a lump sum payment equal to the greater of: (A) a pro-rata share of the Bonus based on the months of the year the Executive was employed by the Corporation, such amount to be paid in accordance with Section 5(c); and (B) $75,000.

(b)

The payments to the Executive pursuant to this Section 11 are conditional on the Executive’s compliance with the obligations set out in Sections 12, 13, 14 and 15 of this Agreement and, if such payments are in excess of the minimum entitlements under the ESC, the Executive’s execution and delivery to the Corporation of a release of claims, in a form and with content satisfactory to the Corporation.

12.            Non-Competition

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), in Canada, the United States of America or Mexico (the “Territory”), directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, and whether as an employee principal, agent, director, shareholder or otherwise:

(a)	be engaged in any undertaking;

(b)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any Person that carries on a business; or

(c)	advise, lend money to, guarantee the debts or obligations of any Person that carries on a business;

which is the same as, or substantially similar to, or which competes with, the Business carried on during the Term or at the end thereof, as the case may be, by the Corporation in the Territory.

Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada, which carries on a business which is the same as or substantially similar to or which competes with or reasonably would compete with the Business.

13.            Non-Solicitation

The Executive shall not, during the Term and for the Restricted Period (regardless of the reason for the termination of the Executive’s employment or the party causing it), directly or indirectly, in the Territory, (a) solicit or attempt to solicit any DIRTT employee or Distribution Partner, (b) assist or encourage any DIRTT employee or Distribution Partner to accept employment, do business or accept an engagement elsewhere, as the case may be, or (c) solicit, assist or attempt to cause a Distribution Partner to do business elsewhere or to cease or reduce doing business with DIRTT.

14.            Confidentiality

The Executive shall not, either during the Term or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

(a)	the Confidential Information is disclosed in the course of the Executive’s employment as an employee or director of the Corporation or any predecessor, successor or assigns;

(b)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

(c)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order;

(d)	was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation;

(e)	is independently developed by the Executive outside the scope of the Executive’s employment duties to the Corporation;

(f)	is disclosed by the Corporation to another Person without any restriction on its use or disclosure; or

(g)	is or becomes lawfully available to the Executive from a source other than the Corporation.

The Executive acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity.

15.            Proprietary and Moral Rights

(a)

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any right, title or interest, in any of the property of the Corporation or its predecessors, except pursuant to a written agreement to the contrary, successors, affiliates or related companies, including any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, formulas, products, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights or patents, in each case, made or developed using the resources of the Corporation by the Executive either alone or in conjunction with others (collectively, the “Materials”). The Executive agrees that during the Executive’s employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

(b)

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive’s moral rights whatsoever in the Materials, including any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials, including any distortion, mutilation or other modification.

(c)

Assignment of Rights. To the extent that the Executive may own any Materials or any intellectual property rights in the Materials, the Executive irrevocably assigns all such ownership rights throughout the world exclusively to the Corporation, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

(d)

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive’s employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials. The Executive shall be compensated at the rate of no less than $300 per hour for such work and reimbursed all reasonable expenses related thereto.

16.        Fiduciary

The Executive acknowledges that the obligations contained in Sections 12, 13, 14 and 15 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

17.        Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand delivery or registered mail as hereinafter provided. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

(a)	if to the Executive:

Geoff Krause

(b)	if to the Corporation:

DIRTT Environmental Solutions Ltd.

7303 - 30th Street S.E.

Calgary, Alberta T2C 1N6

Attention: Chief Executive Officer

18.        Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.        Applicable Deductions and Withholdings

The payments and benefits set forth in this Agreement are subject to all applicable statutory deductions and withholdings.

20.        Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

21.        Entire Agreement; Waiver

This Agreement together with the agreements referenced herein, constitute the entire agreement between the parties hereto and shall supersede and replace any and all prior agreements, undertakings, representations or negotiations, including but not limited to, the letter of intent to offer dated May 18, 2018.

There are no warranties, representations or agreements between the parties except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.        Assignment

Neither the Executive nor the Corporation may assign its rights hereunder without the consent of the other party; provided, however, that the Corporation may assign its rights hereunder to a successor corporation which acquires (whether directly or indirectly, by purchase, amalgamation, arrangement, merger, consolidation, dissolution or otherwise) all or substantially all of the business and/or assets of the Corporation and expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. As used in this Agreement, the term “Corporation” shall mean the Corporation (as herein defined) and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

23.        Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

24.        Dispute Resolution

In the event that a dispute arises under this Agreement between the parties, and prior to any legal proceedings being commenced, the parties agree that within 7 days of the date of notification to the other party, the parties will meet in good faith in an effort to resolve such dispute. In the event that a resolution is not reached within 45 days, either party may elect to have the dispute fully and finally settled by arbitration under the Arbitration Act (Alberta) or before the courts of Alberta. In the event no election is made, the dispute shall be fully and finally resolved before the courts of Alberta. In the event of arbitration, such dispute shall thereafter be resolved by binding arbitration, to be conducted by a single arbitrator practicing in the City of Calgary, Alberta, and experienced in employment law arbitrations.

In the event that a proposed arbitrator is not agreed upon between the parties, in writing, within 20 days of the service of the Notice of Arbitration, or such other period as may be agreed to between the parties, such arbitrator shall be appointed by a Judge of the Alberta Court of Queen’s Bench sitting in the Judicial District of Calgary upon the application of any of the parties.

The arbitration shall be held in the City of Calgary, Alberta. The procedure to be followed shall be agreed to by the parties, or if in default of agreement, then determined by the arbitrator. The arbitration shall proceed in accordance with the provisions of the Arbitration Act (Alberta). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

25.        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Corporation and the Executive irrevocably submit to the non-exclusive jurisdiction of the courts of Alberta in respect of all matters relating to this Agreement.

26.        Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

	Per:	/s/ Steve Parry
Name: Steve Parry
Title: Lead Director

SIGNED, SEALED AND DELIVERED In the presence of:

/s/ Nandini Somayaji		/s/ Geoff Krause
Witness		GEOFF KRAUSE

[Signature Page to the Amended and Restated Executive Employment Agreement]